January __, 1999



                                                                     EXHIBIT 8.1

United Security Bancorporation                    Bancwest Financial Corporation
9506 North Newport Highway                        30 West Main Street
Spokane, Washington 99218-1200                    Walla Walla, Washington 99362

        Re:    Holding Company Merger / Tax Consequences

Ladies and Gentlemen:

        This letter responds to your request for our opinion as to certain of the federal income tax consequences of the proposed merger (the "Merger") of Bancwest Financial Corporation ("BFC"), a Washington corporation and bank holding company, into United Security Bancorporation ("USBN"), a Washington corporation and bank holding corporation.

        We have acted as legal counsel to USBN in connection with the Merger. For the purpose of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached to them:

        (a) The Agreement and Plan of Merger, dated as of November 10, 1998, between USBN and BFC (the "Merger Agreement");

        (b) Form S-4 Registration Statement of USBN filed with the Securities and Exchange Commission on December 15, 1998;

        (c) The Proxy Statement of BFC (included as part of the Registration Statement);

        (d) The factual representations set forth in a letter from USBN and BFC, dated January __, 1999; and

        (e) Such other documents, instruments, records and information pertaining to the Merger as we have deemed necessary for rendering our opinion.

        We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in those documents or otherwise made known to us, and that the Merger will be effected in accordance with the terms of the Merger Agreement.

January __, 1999
Page 2

        In connection with the Merger and pursuant to the Merger Agreement, each share of BFC voting common stock will be exchanged for that number of shares of USBN voting common stock based on the exchange ratio established in the Merger Agreement. No fractional shares will be involved. BFC shareholders who perfect their dissenters rights under state law will be paid the cash value for their BFC shares by USBN. Upon the consummation of the Merger, USBN will continue the historic business of BFC.

        Based upon our review of the facts described above and our analysis of the law, and subject to the qualifications and limitations set forth herein, and the completion of the transactions described in the matter contemplated, it is our opinion that:

1. The merger of BFC into USBN solely for USBN voting common stock, as described above, will constitute a reorganization within the meaning of
        Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). BFC and USBN will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by BFC shareholders upon the receipt of USBN voting common stock solely in exchange for their shares of BFC stock, pursuant to Section 354(a)(1) of the Code.

3. The basis of the shares of USBN voting common stock received by BFC shareholders will be the same as the basis of the BFC stock surrendered in exchange therefor, pursuant to Section 358(a)(1) of the Code.

4. The holding period of the shares of USBN voting common stock received by BFC shareholders will include the holding period during which the BFC stock surrendered in exchange therefor was held, provided that the shares of BFC stock were held as a capital asset in the hands of the exchanging shareholders on the date of the exchange, pursuant to Section 1223(1) of the Code.

5. Where cash is received by any dissenting shareholder of BFC in exchange for the surrender of all of such shareholder's BFC stock, the cash may be treated as received by the shareholder as a distribution in redemption of his or her BFC stock, subject to the provisions and limitation of Section 302 of the Code.

6. No gain or loss will be recognized by BFC upon the transfer of its assets to USBN, pursuant to Sections 361 and 357(a) of the Code.

7. The basis of the assets of BFC acquired by USBN will be the same as the basis of BFC in the assets immediately before the Merger, pursuant to
        Section 362(b) of the Code.

January __, 1999
Page 3



8. The holding period of the assets acquired by USBN will include the period such assets were held by BFC, pursuant to Section 1223(2) of the Code.

9. No gain or loss will be recognized by USBN upon the receipt by USBN of the assets of BFC, as described above.

        Our opinion represents only our best legal judgment as to the probable federal income tax consequences of the transaction described, based upon existing law. Our opinion is not intended to be a conclusive statement as to all of the tax consequences of the transaction and is expressly limited to the matters addressed. Further, our opinion is not binding upon the Internal Revenue Service (the "IRS") or any court and has no official status of any kind, and no private ruling regarding the matters discussed has been or will be requested from the IRS. The IRS has ruled in a number of private rulings that transactions substantially identical to the Merger result in tax consequences consistent with those described in this opinion. Although such rulings do not constitute authority on which we can rely in expressing our opinion, such rulings generally do reflect the position of the IRS. Each shareholder, however, is urged to consult with his or her own tax advisor with respect to their individual tax situation. Our opinion is intended solely for the benefit of USBN, the shareholders of USBN and the shareholders of BFC, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent.



                                       Sincerely,

                                       GRAHAM & DUNN